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                          CERTIFICATE OF INCORPORATION
                                       OF
                             eCHANNEL VENTURES INC.



FIRST:   The name of this corporation is eChannel Ventures Inc.

SECOND: Its registered office in the State of Delaware is to be located at 15 North Street, in the City of Dover, County of Kent, 19901. The registered agent in charge thereof is Nationwide Information Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Coporation Law of Delaware.


FOURTH: The amount of the total authorized capital stock of this corporation is 200 shares with no par value.

FIFTH:   The name and mailing address of the incorporation is as follows:
                                John J. Hughes, Jr
                        c/o Moskowitz, Altman & Hughes
                             11 East 44th St. Rm 504
                             New York, NY 10017-3608


         I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand on November 6, 1998.


                                                  s/ John J. Hughes, Jr.,
                                                  ------------------------------
                                                         John J. Hughes, Jr.
                                                         Incorporator


    STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/06/1998
   981427634 - 2963648